Exhibit 99.1

NetObjects to Acquire MyComputer.com - Acquisition to Form the Single Largest B2B Small Business Company for Web Site Services Available Through Dell, IBM, Network Solutions, EarthLink and Other Partners

REDWOOD CITY, Calif., October 18, 2000--Today, NetObjects (NASDAQ: NETO) announced that it has signed an agreement to acquire all of the shares of privately held MyComputer.com, Inc. of Orem, Utah for approximately $51 million of common stock and cash, and to pay up to $6 million in additional shares of common stock based on future performance of the acquired business. MyComputer, with more than 1 million members, is the leading application service provider of integrated Web site management services essential to powering e-business. By completing this acquisition, NetObjects intends to become a leading supplier of B2B online services for partners that reach small business.


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Under the agreement,  NetObjects has agreed to advance  approximately $2 million to MyComputer. The acquisition is subject to material closing conditions, and, hence, there are no assurances that it will be completed.

The MyComputer acquisition will represent a turning point for NetObjects in its expansion to an online service business with a partner-based distribution model. NetObjects and MyComputer have signed significant partnerships with companies such as Dell, IBM, Network Solutions, EarthLink, NBC and Go2Net, a subsidiary of InfoSpace. The combination of NetObjects and MyComputer will allow these partners to work with one vendor, NetObjects, to obtain the complete suite of online services they need to enable the online success of their small business customers.

"We believe that the acquisition of MyComputer will make NetObjects the industry's leading provider of online services for small business," said Samir Arora, chairman and CEO of NetObjects. "Together, our Web site building solutions and online services create a much more powerful solution for our partners that want to reach the small business market."

"MyComputer pioneered hosted online services that are critical for small businesses to be successful online," said Josh James, CEO and co-founder of MyComputer. "The combination with NetObjects will give us the power of global distribution, extensive partner reach and best-of-class Web site building solutions to complete our end-to-end Web solution for small businesses."

Both NetObjects and MyComputer are recognized industry leaders, with NetObjects receiving accolades such as Fortune Magazine's Top 25 Cool Companies, Demo 2000's Top Companies to Watch and over 70 industry awards, and MyComputer having received among other awards the PC World Top 16 Web Sites Award. The combined company will have over 1 million online members, enable over 4 million small business Web sites, have over 50 partners, and significant global reach. NetObjects will be able to offer MyComputer's 16 Web site services designed to enhance the interactivity, marketing reach and Web site monitoring to partners worldwide.

The MyComputer staff and operations will remain in Orem, Utah. CEO and co-founder of MyComputer, Josh James, will serve as an executive vice president of NetObjects and general manager of MyComputer. President and co-founder of MyComputer, John Pestana, will serve as a vice president of NetObjects and MyComputer.

Market Opportunity

Small businesses make up more than 50 percent of the U.S. economy, but currently account for less than one percent of online business. An industry study released in September 2000 from The Yankee Group indicates that the Internet has become dramatically more important to small businesses during the past 12 months. Of the businesses responding, 68 percent said that the Internet was strategically "important or somewhat important" to their business. The combination of Web solutions and online services from NetObjects and MyComputer will make


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it simple for small business solution  providers to help small businesses to get online quickly and begin leveraging the power of the Internet.

About NetObjects

NetObjects, Inc. (NASDAQ: NETO), an IBM affiliate (NYSE: IBM), is a leading provider of e-business solutions and services. More information about NetObjects and its products can be found at www.netobjects.com/aboutus.

For press inquiries contact:
Allison Green, NetObjects, Inc., (650) 482-3637, agreen@netobjects.com Voce Communications (650) 322-4600

(C) 2000 NetObjects, Inc. All rights reserved. NetObjects and NetObjects Fusion are registered trademarks, and NetObjects Collage, NetObjects Authoring Server and GoBizGo are trademarks of NetObjects, Inc. All other brand and product names may be trademarks or registered trademarks of their respective companies.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Such statements can be identified by the words "believes", "anticipates", "plans", "expects", and similar expressions. These forward-looking statements include, without limitation, statements about the market opportunities for Web site building software and services, our strategy, and competition. These forward looking statements do not constitute assurances regarding our future operating results, including the operations of our online services business, cash flows, and financial condition. The market for online Web-based small business services is new and extremely competitive. Our success in this business will depend on many factors, including our ability, or the ability of our distribution partners, to attract substantial numbers of paying subscribers for these services. We cannot be assured of generating a significant amount of revenue or earning a profit from the sale or license of these services. Our actual results could differ materially from those expressed or implied by these forward-looking statements due to various factors, including the risk factors described in our Form 10-K, Form 10-Q and other periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or relevant events occur in the future.


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